Exhibit 16.1

June 29, 2018

U.S. Securities and Exchange Commission Office of the Chief Accountant

100 F Street, NE Washington, DC 20549

Re: pdvWireless, Inc. File No. 001-36827

Dear Sir or Madam:

We have read Item 4.01 of the Current Report on Form 8-K of pdvWireless, Inc., dated June 29, 2018, and agree with the statements concerning our Firm contained therein.

Very truly yours,

PKF O’CONNOR DAVIES, LLP

665 Fifth Avenue, New York, NY 10022 I Tel: 212.867.8000 I Fax: 212.687.4346 I www.odpkf.com

PKF O’Connor Davies, LLP is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.